Exhibit (c)(xii)

DRAFT as of 27-Jun-2022 Strictly Confidential For Discussion A Confidential Presentation Purposes Only Preliminary Indications of Value Project Asterix June 27, 2022 Presented By

DRAFT as of 27-Jun-2022 Strictly Confidential Table of Contents For Discussion Purposes Only 1 Transaction Overview 3 2 Market View 7 3 Value Methodology and Key Assumptions 12 4 Modelling Parameters 22 5 Value Conclusions 37 6 Disclaimer 40 2

DRAFT as of 27-Jun-2022 Strictly Confidential For Discussion Purposes Only Transaction Overview

DRAFT as of 27-Jun-2022 Strictly Confidential TD Securities’ Mandate For Discussion Purposes Only â–ª The Special Committee of the Board of Directors (“Special Committee”) of Turquoise Hill Resources Ltd. (“Turquoise Hill”, “TRQ”, or the “Company”) has engaged TD Securities Inc. (“TD Securities”) to act as independent valuator in connection with the non-binding proposal dated March 13, 2022 (the “Proposal”) received from Rio Tinto International Holdings Ltd. (“RTIHL” and together with its affiliates, “Rio Tinto” or “Rio”) to acquire all of the outstanding common shares of Turquoise Hill (the “Turquoise Hill Common Shares”) not held by Rio Tinto, referred to herein as the “Transaction” â–ª TD Securities has been asked to prepare the following preliminary analysis of the value of the Turquoise Hill Common Shares â–ª This presentation summarizes the analysis undertaken by TD Securities to date The following presentation represents a preliminary report to the Special Committee. The analysis is incomplete and the preliminary indications of value presented in this report are for discussion purposes only and should not be construed as an opinion as to the value of Turquoise Hill, the Turquoise Hill Common Shares or the fairness of the Transaction. 4

DRAFT Summary of TD’s Relationships and Past Work For as of 27-Jun-2022 Strictly Confidential Turquoise Hill and Rio Tinto For Discussion Purposes Only â–ª TD Securities is not an affiliate and does not have a material financial interest in Turquoise Hill or Rio Tinto for the purposes of MI 61-101 â–ª TD Securities maintains ongoing coverage of Turquoise Hill and Rio Tinto through its Global Mining Group and had represented each party with certain financing initiatives in recent months including: Turquoise Hill – Mandated as joint bookrunner with respect to potential US$650mm equity financing in 2022 – Advisor to Special Committee with respect to Project Theta from April 2020 – April 2021 Rio Tinto – US$330mm commitment to US$7.5bn revolving credit facility â–ª Title of “Bookrunner, Mandated Lead Arranger”, together with 18 other banks at same commitment level â–ª No active lead role – In October 2021, TD Securities acted as a passive bookrunner (4.5% syndicate position) in a US$1.25bn bond financing for Rio Tinto – TD Securities provides cash management, foreign exchange, interest rate hedging and commodities trading services to Rio Tinto Revenues from Rio Tinto and Turquoise Hill are not material to overall revenues of TD Securities 5

DRAFT
as of 27-Jun-2022
Strictly Confidential
For Discussion Purposes Only

Turquoise Hill Capitalization and Share Price Performance

Capitalization Summary[1]

		Unit	Unaffected[2]	@ Offer	Current
	Share Price: 23-Jun-2022	C$/sh	$25.68	$34.00	$34.05
	Share Price: 23-Jun-2022	US$/sh	$20.20	$26.68	$26.26
	F.D. Shares Outstanding	mm		201	
	F.D. Market Capitalization	US$mm	$4,064	$5,370	$5,285
	Project Debt (66%)	US$mm		$2,826	
	Leases (66%)	US$mm		$22	
	Total Debt	US$mm		$2,849	
	Less: Cash[4]	US$mm		($561)	
	Net Debt / (Cash)	US$mm		$2,288	
	Enterprise Value (Attrib.)	US$mm	$6,352	$7,658	$7,573
	Value Metrics				
Analyst Consensus	P / NAV[3]	x	0.52x	0.69x	0.68x
Analyst Consensus	EV / 2024E EBITDA	x	7.1x	8.7x	8.6x
Analyst Consensus	EV / 2025E EBITDA	x	5.2x	6.5x	6.4x
Model (Adjusted Resource Case)	P / NAV	x	0.46x	0.61x	0.60x
Model (Adjusted Resource Case)	EV / 2024E EBITDA	x	6.2x	7.5x	7.4x
Model (Adjusted Resource Case)	EV / 2025E EBITDA	x	4.4x	5.3x	5.3x

Share Price – Last 10 Years



$120
$100
$80
$60
$40
$20
--
Share Price
Offer Price (C$34/sh)
13-Mar-22: Rio submitted proposal for C$34/sh cash to acquire ~49% held by TRQ minority shareholders
Jun-12
Jun-14
Jun-16
Jun-18
Jun-20
Jun-22

Source: Capital IQ, Company management, Company reports and research analysts
Note: Market data as of June 23, 2022.
(1) Balance sheet items as of March 31, 2022 and on attributable basis to reflect GoM's 34% ownership.
(2) Based on closing share price prior to Rio proposal on March 14, 2022.
(3) Based on unfinanced NAVPS.
(4) Cash includes 66% of cash at OT level.

6

DRAFT as of 27-Jun-2022 Strictly Confidential For Discussion Purposes Only Market View

Share Price Performance
Last Two Years

DRAFT
as of 27-Jun-2022
Strictly Confidential
For Discussion Purposes Only

Turquoise Hill Share Price – Last Two Years (US$/share)



Share Price
Copper Price (1)
$35
$30
$25
$20
$15
$10
$5
--
Jun-20
Sep-20
Dec-20
Mar-21
Jun-21
Sep-21
Dec-21
Mar-22
Jun-22
23-Oct-20: Completed 10:1 share consolidation
18-Dec-20: Definitive Estimate with revised base case cost of US$6.75bn and first production by Oct 2022
5-Mar-21: Steve Thibeault named interim CEO
9-Mar-21: Funding gap reduction from $3bn to $2.3bn, due to higher commodity prices
9-Apr-21: Binding agreement with Rio on funding plan
14-Jul-21: Potential increase in funding gap to $2.4bn and delays to timeline
2-Nov-21: Oyu Tolgoi expected first sustainable production delayed from Jan 2023 to H1/23 with potential for further delay if budget uplift not fully supported by all Oyu Tolgoi board members
14-Oct-21: Funding gap raised from $2.4bn to $3.6bn due to delays in underground mining and deferred open-pit metal production
30-Nov-21: Bridging budget of $75mm approved, allows parties to progress Oyu Tolgoi underground development
13-Dec-21: TRQ / Rio offers to forgive and write-off GoM $2.4bn carry account loan for Oyu Tolgoi
24-Jan-22: Reached agreements with GoM and Rio; announced initial blasting for Oyu Tolgoi block-cave mine will commence
13-Mar-22: Rio submitted proposal for C$34/sh cash to acquire ~49% held by TRQ minority shareholders, a 32% premium to TRQ's last close share price
18-May-22: Amendment to Funding HoA; additional bridge loan by Rio for up to US$400mm and extension of equity offering to Dec 31, 2022
14-Jun-22: Announced firing of first draw bell of Hugo North

Share price trended up amidst positive developments and strong copper price environment prior to Rio Proposal

Source: Capital IQ and Company reports
Note: Market data as of June 23, 2022.
(1) Copper price indexed to Turquoise Hill share price.

8

DRAFT as of 27-Jun-2022 Strictly Confidential Relative Share Performance For Discussion Purposes Only Relative Share Price Performance – Last Two Years 300% Performance Since March 11, 2022 TRQ 33% Peers Relative Performance Pre- TRQ Peers (41%)(1) Proposal (As of Mar 11, 2022): 242% S&P Global Base Metals Index (24%) 250% Copper (15%) TRQ Relative Performance Pre- TRQ Current: 227% Proposal (As of Mar 11, 2022): 147% 200% 150% 100% (2) TRQ Peers: 91% S&P Global Base Metals Index: 77% 50% Copper: 48% – (50%) Jun-20 Sep-20 Dec-20 Mar-21 Jun-21 Sep-21 Dec-21 Mar-22 Jun-22 TRQ peers suffered significant sell-off since Rio proposal Source: Capital IQ Note: Market data as of June 23, 2022. 9 (1) Peers include Capstone (-50%), Ero (-40%), First Quantum (-40%), Hudbay (-51%), Ivanhoe (-33%) and Lundin (-33%). (2) Peers include Capstone (319%), Ero (-40%), First Quantum (132%), Hudbay (30%), Ivanhoe (86%) and Lundin (18%).

DRAFT Historical P / NAV as of 27-Jun-2022 Strictly Confidential Turquoise Hill vs Peers For Discussion Purposes Only Historical P / NAV(1) 1.4x (2) Peers P/NAV Pre-Proposal Historical P / NAV Multiples (As of Mar 11, 2022): 0.95x 5-Year Average 3-Year Average 1-Year Average 5-Year High 5-Year Low TRQ 0.46x 0.39x 0.53x 0.78x 0.13x 1.2x TRQ Peers 0.79x 0.81x 0.91x 1.21x 0.35x % of Peers 58% 49% 58% 65% 36% 1.0x 0.8x Turquoise Hill: 0.68x 0.6x (3) TRQ Peers: 0.55x 0.4x TRQ P/NAV Pre-Proposal 0.2x (4) (As of Mar 11, 2022): 0.61x – Jun-17 Jun-18 Jun-19 Jun-20 Jun-21 Jun-22 TRQ prior to Rio Proposal consistently traded at a discount to peers on P/NAV Source: Capital IQ and research analysts Note: Market data as of June 23, 2022. 10 (1) Based on analyst consensus estimates. (2) Excludes Rio Tinto offer period since March 14, 2022. (3) Peers include Capstone, Ero, First Quantum, Hudbay, Ivanhoe and Lundin. (4) Based on NAVPS at time of proposal.

DRAFT
as of 27-Jun-2022
Strictly Confidential
For Discussion Purposes Only

Turquoise Hill View from the Street

View From the Street

Broker	Date	Post Rio Proposal Rating	Post Rio Proposal Target Price (C$)	Pre Rio Proposal[2] Rating	Pre Rio Proposal[2] Target Price (C$)
Eight Capital	11-May-22	Buy	$48.00	Buy	$30.00
Canaccord Genuity	10-May-22	Buy	$45.00	Buy	$31.00
Scotiabank	23-Jun-22	Buy	$44.00	Hold	$30.00
Macquarie	22-Jun-22	Buy	$42.00	Buy	$29.50
TD	15-Jun-22	Hold	$42.00	Buy	$32.00
RBC Capital Markets	3-Mar-22	Restricted		Hold	$32.00
BMO Capital Markets	29-Mar-22	Restricted		Sell	$20.00
Consensus Estimate (CAD)			$44.20[1]		$29.21
Current Share Price (CAD)			$34.05		$25.68
% Return to Target			29.8%		13.8%

All analysts' targets below Rio Proposal

Share Price and Target Price (C$)



$50
$40
$30
$20
$10
Jun-20
Sep-20
Dec-20
Mar-21
Jun-21
Sep-21
Dec-21
Mar-22
Jun-22
Turquoise Hill
Target Price

Select Analyst Commentary

Analyst	Commentary
TD, March 2022	"We have raised our target-price to C$39.00/share to reflect a **high likelihood of an increased offer**. The offer values TRQ at 0.71x our NAV, which compares with recent base metals transactions that have averaged 0.90x NAV. Rio Tinto's offer, if successful, would **eliminate the need for an equity offering and would simplify the ownership structure of OT**, in our view, likely **aiding in the negotiations with debt-holders**."
Canaccord Genuity, March 2022	"We view this C$34.00/sh bid by RIO as an **opportunistic low-ball offer** post de-risking the project and ~12 months out from first production. Our conversations with some of the minority shareholders indicated they **believe the shares are worth at least our NAV of ~C$50.00/sh**, and in some cases higher. **Given expected value indicated by the minorities, we believe this attempted acquisition has a high probability of failure.**"
Eight Capital, March 2022	"Rio Tinto's **offer undervalues Oyu Tolgoi**. **Given the scarcity and quality of the mine, we believe a full value bid is justified.** This is an **opportunistic bid from RIO** as the amended HoA lays a clear path to project and financing de-risking, with a higher project valuation over time."
Scotiabank, March 2022	"We view the RIO offer as a **positive development for TRQ shares**. We anticipate that minority shareholders will be seeking a materially higher offer from RIO to cede full ownership of TRQ at this late stage of development and **would not be surprised to see a bid of >C$50.00/sh seeked**."
BMO Capital Markets, March 2022	"We recognize this **offer is below long-term potential value** in Oyu Tolgoi, **however, in our view it's a fair price given the remaining risks from a TRQ perspective**. As a larger and multi-asset company, **RIO is better equipped to weather near-term timing and financing risks** in completion of the underground."

Source: Bloomberg and research analysts
Note: Market data as of June 23, 2022.
(1) Excludes BMO and RBC estimates due to restricted status.
(2) As of March 11, 2022 (unaffected date).

11

DRAFT as of 27-Jun-2022 Strictly Confidential For Discussion Purposes Only Value Methodology and Key Assumptions

DRAFT as of 27-Jun-2022 Strictly Confidential Fair Market Value For Discussion Purposes Only Under MI 61-101, Fair Market Value is defined as The monetary consideration that, in an open and unrestricted market, a prudent and informed buyer would pay to a prudent and informed seller, each acting at arm’s length with the other and under no compulsion to act â–ª No downward adjustment to fair market value is permitted to reflect Liquidity of the securities Effect of the Transaction on the securities The fact that the securities do not form part of a controlling interest The Valuator must consider any distinctive material benefit that might accrue to an interested party as a consequence of the Transaction Synergies Tax benefits Other The Valuator must also consider any prior Valuations and any bona fide offers made for Turquoise Hill in the past 24 months MI 61-101 requires the Valuator to determine the “en bloc” value that an acquiror of 100% of Turquoise Hill would be expected to pay in an open auction Source: Ontario Securities Commission 13

Approach to Value

DRAFT
as of 27-Jun-2022
Strictly Confidential
For Discussion Purposes Only

	Value Methodology	Description
Net Asset Value Analysis ("NAV")	Transaction Value	▪ Discounted cash flow analysis ("DCF") on Oyu Tolgoi • TD Securities relied on a financial model prepared by TRQ management [and approved for its use by the Special Committee], which is based on April 2022 Oyu Tolgoi Life of Mine Model prepared by management at Oyu Tolgoi LLC, and adjusted to include various near-term updates and upside opportunities • Macro assumptions (commodity prices, discount rate, foreign exchange) selected by TD Securities based on market practice • Synergies and integration costs based on guidance from Rio Tinto [confirmed by TRQ management and approved for TD's use by the Special Committee] • Management Services Payment ("MSP") paid by OT to TRQ and Rio Tinto incorporated • Guarantee fees paid by TRQ and OT to Rio Tinto incorporated • Various sensitivity analysis and alternative scenarios also reviewed ▪ Value of TRQ's interest in Oyu Tolgoi plus cash, Government of Mongolia ("GoM") portion of shareholder loan, and other assets, net of debt obligations and other liabilities • Shareholder loan valued based on discounted future payments receivable by TRQ using market interest rates • Potential tax arbitration proceeds ranged from no recovery to full recovery ▪ P/NAV multiples based on observed multiples in precedent transactions for comparable companies and assets • Similar in size, operating characteristics, risk profile, and asset type • Corporate and asset transactions
	Trading Value	▪ Identical to Transaction Value approach described above, except multiples applied based on trading of peers rather than precedent transactions (no premium for change of control)
Future EV / EBITDA	Transaction Value (Secondary Methodology)	▪ Near-term Oyu Tolgoi cash flows projected out until 2030 (full underground ramp-up year), discounted to present ▪ Future value calculated by applying EV/EBITDA precedent transaction multiples to more normalized future EBITDA (average EBITDA for years 2030 – 2036), then discounted to present ▪ Value of TRQ's interest in Oyu Tolgoi plus cash, GoM portion of shareholder loan, and other assets, net of debt obligations and other liabilities • Shareholder loan valued based on discounted future payments receivable by TRQ using market interest rates • Potential tax arbitration proceeds ranged from no recovery to full recovery

▪ Although not value approaches, also considered precedent en bloc and minority buyout premiums, trading history, sell-side analyst target prices

Source: Company management and Rio Tinto management

TD

14

DRAFT TD Securities’ Macro Assumptions as of 27-Jun-2022 Strictly Confidential Discount Rate For Discussion Purposes Only â–ª TD Securities uses as a starting point an 8% discount rate for producing base metal mines and 10% for development stage base metal projects and makes adjustments, as appropriate, for specific risks including geopolitical and technical risks We believe this methodology is representative of that used by financial and industry participants in evaluating assets Precious metals consist of less than 20% of contained metal value therefore TD determined that a precious metal discount rate was not appropriate â–ª 10% discount rate was selected for the Oyu Tolgoi project World-class producing asset with an operating open pit, processing infrastructure, and additional near-term production expected from the underground project Significant development component in the underground project which is currently in construction and has commenced initial ore production – Underground expansion has experienced several cost overruns and delays – Current risks include COVID-19, inflation, supply disruption, and skilled workforce availability Increased technical risk associated with running a large block cave Incremental political and sovereign risk associated with developing and operating a mine in Mongolia(1) – Past negotiations with Government of Mongolia resulted in forgiveness of US$2.4bn carry account loan – Ongoing discussions include tax arbitration and go-forward funding structure – Although agreements in place, uncertainty related to water and power – Mongolia is landlocked surrounded by Russia and China Other data points considered include: – 2020 feasibility study uses an 8% discount rate – Research analysts covering Turquoise Hill use 8%-12% discount rate (median of 10%) – Although not often relied on by industry participants, performed empirical WACC analysis Source: Company reports, Fraser Institute, public filings and research analysts (1) Fraser Institute Annual Survey of Mining Companies 2021 ranks Mongolia 63rd out of 84 jurisdictions surveyed on the Investment Attractiveness Index with a score of 50.66/100. 15

DRAFT TD Securities’ Macro Assumptions as of 27-Jun-2022 Strictly Confidential Commodity Price & FX Forecasts For Discussion Purposes Only â–ª Selected commodity price forecasts based on equity research analyst consensus forecasts â–ª We believe this methodology is representative of that used by financial and industry participants in evaluating assets; management also utilizes analyst consensus prices Selected Price Deck Spot H2 2022 2023 2024 2025 2026 LT Copper (US$/lb) $3.74 $4.00 $4.00 $4.00 $4.00 $3.75 $3.50 Gold (US$/oz) $1,830 $1,850 $1,800 $1,800 $1,700 $1,700 $1,600 Silver (US$/oz) $21.04 $22.00 $22.00 $22.00 $22.00 $22.00 $22.00 Moly (US$/lb) $19.73 n/a n/a n/a n/a n/a $10.50 â–ª Have utilized management’s foreign exchange assumptions of 2,890 MNT/USD and 6.45 CNY/USD 20% of sustaining [and development] capital expenditures and 20% of operating costs (excluding power costs) are exposed to movements in MNT 100% of power costs until 2026 are exposed to movements in CNY (USD denominated from 2027 onwards) Selected FX 5-Yr Avg. Spot Modeled Flat MNT / USD 2,687 3,130 2,890 CNY / USD 6.69 6.70 6.45 Source: Capital IQ, Company management, research analysts and Rio Tinto management 16

DRAFT as of 27-Jun-2022 Strictly Confidential Approach to Precedents and Trading Comparables Selection For Discussion Purposes Only Target Precedent Target Trading Oyu Tolgoi Transactions Comparables Observations â–ª Enterprise Value >US$1bn â–ª World-class size and mine Size â–ª TSX-listed Intermediates (100% basis) life(1) Commodity â–ª Copper as primary metal Mix â–ª Significant construction / â–ª Production Stage â–ª Producers ramp-up risk vs. established â–ª Construction producers â–ª Mongolia seen as challenging Geography â–ª All geographies jurisdiction(2) â–ª Greater than normal technical Mine Types â–ª Both open pit and underground risk with large block cave Value Metrics â–ª P / NAV Considered â–ª EV / EBITDA (1) Long life assets observed to attract higher P/NAVs. (2) Fraser Institute Annual Survey of Mining Companies 2021 ranks Mongolia 63rd out of 84 jurisdictions surveyed on the Investment Attractiveness Index with a score of 50.66/100. 17

DRAFT as of 27-Jun-2022 Strictly Confidential Base Metal M&A Precedents For Discussion Purposes Only Transaction Value (100%) (1) (1) Date Target / Acquiror P / NAV EV / CY + 1 EBITDA (US$mm) Selected Range: Selected Range: 0.75x – 1.15x 3.0x – 6.0x 1.13x (2) $1,100 x 17-Mar-22 CSA / Metals Acquisition Corp 30-Nov-21 Mantos / Capstone $1,354 14-Oct-21 Sierra Gorda (45%) / South32 $3,778 $1,865 .02x 23-Sep-21 MATSA / Sandfire Resources $1,152 1.31x n/a 10-Mar-19 Red Chris (70%) / Newcrest Mining (3) 2.43x n/a 4-Dec-18 QB2 (30%) / Sumitomo $3,322 $8,750 .97x n/a 28-Sep-18 Grasberg (40%) / Inalum $1,406 94x 12.2x 5-Sep-18 Nevsun / Zijin (4) $2,522 .00x n/a 14-Jun-18 Quellaveco (21.9%) / Mitsubishi Corporation $5,106(5) n/a 31-Aug-17 Cobre Panama (LS-Nikko) (10%) / First Quantum $3,394 x (6) 13-Feb-17 Mutanda (31%) / Glencore 15-Nov-16 Tenke Fungurume (24%) / BHR Partners $4,733 1.10x 10.0x 30-Jun-16 Batu Hijau (48.5%) / PT AMI $2,377 94x 9-May-16 Tenke Fungurume (56%) / China Molybdenum $4,732 1.06x 10.1x 15-Feb-16 Morenci (13%) / Sumitomo Metal Mining $7,692 1.30x 10.7x 30-Jul-15 Zaldivar (50%) / Antofagasta $2,010 1.12x 7.3x (7) 2x 8-May-15 PanAust Limited (77%) / Guangdong Rising Assets Mgmt. $1,423 .6x 6-Oct-14 Candelaria (80%) / Lundin $2,250 1.04x 6x 13-Apr-14 Las Bambas / MMG, GUOXIN, CITIC $5,850 97x n/a 28-Apr-13 Pinto Valley / Capstone Mining $650 96x 28-Nov-12 Inmet / First Quantum $3,286 1x Source: Public filings and research analysts (5) Deal value includes US$635mm paid over six equal installments, discounted at 8%. Producing (1) Based on analyst consensus estimates. (6) Based on CY estimates. 18 (2) Based on CY management estimate. (7) Deal value includes US$403mm tied to metal price upside and development of Elang. (3) Deal value includes US$300mm tied to QB2 throughput and NPV of QB3 expansion at Development / Construction sanction, discounted at 8%. (4) Deal value includes US$50mm payable when processing >150ktpd (assumed Jun 2025) Producing & Significant and US$50mm payable when processing >180ktpd (assumed Jun 2028), discounted at 8%. Development

DRAFT as of 27-Jun-2022 Strictly Confidential Trading Comparables For Discussion Purposes Only Market Cap (US$bn) P / NAV(1) (3) Turquoise Hill $5.3 Turquoise Hill 0.68x (2) (3) Turquoise Hill (Unaffected) $4.1 Turquoise Hill (Unaffected)(2) 0.52x Selected Range: 0.40x – 0.70x First Quantum $12.3 First Quantum 0.69x Ivanhoe Lundin 0.67x $6.8 Lundin Ivanhoe x $5.0 Capstone $1.9 Hudbay Hudbay $1.1 Ero Ero Capstone $0.8 Source: Capital IQ and research analysts Note: Market data as of June 23, 2022. 19 (1) Based on analyst consensus estimates. (2) Based on closing share price prior to Rio proposal on March 14, 2022. (3) Based on unfinanced NAVPS.

Shareholder Loan Considerations

DRAFT
as of 27-Jun-2022
Strictly Confidential
For Discussion Purposes Only

Approach to Shareholder Loan Value

- The current EOT Shareholder Loan interest rate (L + 6.5%) is believed to be lower than the cost of funding through market-based alternatives
- In assessing an appropriate market rate to discount the future Shareholder Loan repayments, TD has considered the following:
  - Weighted average duration of the Shareholder Loan is ~10 years
  - Illustrative credit ratings analysis suggests a B1 credit rating, based on assessment of sovereign risk and single asset risk
  - B1 credit rating would correspond to an 8% – 9% coupon in today's market
  - Additional spread of 3% – 4% applied to reflect subordinated nature
- Based on this analysis, we estimate a market-based nominal interest rate of 11% – 13%
  - Implied after-tax real rate of 6.25% – 7.75%[3]
- When determining fair value of Shareholder Loan, TD discounted future payments receivable by TRQ at this market-based rate
- Currently subject to 10% withholding tax
  - Tax arbitration loss may result in ~US$880mm of additional taxes payable (possible increase in WHT rate to 20%)[4]
  - Implementation of Pillar II global minimum tax would result in ~US$1bn of additional taxes payable (possible increase in WHT rate to 15% and taxes payable on annual accrued interest)[4]

Forecast Shareholder Loan Principal + Interest Repayment Schedule[1]



Outstanding balance of ~US$2.9bn[2]
-
-
-
-
$105
$281
$312
$648
$944
$792
$633
$577
$579
$533
$476
$225
2022
2023
2024
2025
2026
2027
2028
2029
2030
2031
2032
2033
2034
2035
2036
2037

Sensitivity Analysis

	Discount Rate	Value	Delta to June 30th Balance
Net Present Value	10.0%	$2,496	($440)
	10.5%	$2,396	($540)
	11.0%	$2,301	($635)
	11.5%	$2,210	($726)
	12.0%	$2,124	($812)
	12.5%	$2,041	($895)
	13.0%	$1,963	($973)
	13.5%	$1,887	($1,048)
	14.0%	$1,816	($1,120)
June 30th Balance	L + 6.5%	$2,936	

Source: Public filings and Company management
Note: Values shown in US$mm.
Note: Shareholder loan amounts shown on a 34% basis.
(1) Repayment schedule based on a levered nominal model (pre-tax); forward LIBOR forecast based on TD Securities interest rate hedging team forecast.
(2) Includes principal and accrued interest as at June 30, 2022.
(3) Assuming 2% inflation rate and 25% tax rate.
(4) Based on 66% attributable basis.

20

DRAFT
as of 27-Jun-2022
Strictly Confidential
For Discussion Purposes Only

Synergies

- Estimated synergies were assessed using the following approach:

	Category	Items Contributing to Synergy	Results of Review
Included in Value	Public Company Costs / Head Office Costs	▪ Redundant public company costs, personnel and head office costs	▪ Annual synergies of US$[10]mm, which includes public company costs and corporate G&A savings based on Rio Tinto estimate [and confirmed by TRQ management] ▪ One-time integration costs of US$[10]mm (based on Rio Tinto estimate) and ~US$11mm(1) of TRQ management change of control payments (as provided by TRQ)
Not Included in Value	Operating Costs and Capex Savings	▪ Potential for Rio Tinto to add value through application of its technical expertise, materials sourcing advantages, operating efficiencies, etc.	▪ Rio Tinto has already implemented these operating advantages into Oyu Tolgoi as the project operator
	Tax Savings	▪ Potential tax synergies for Rio Tinto	▪ No apparent tax synergies for Rio Tinto

- Other logical potential buyers don't appear to have greater potential for synergies than Rio Tinto

Source: Company management and Rio Tinto management
(1) C$14.6mm, converted to US$ using spot CAD/USD FX rate of 0.7713.

TD
21

DRAFT as of 27-Jun-2022 Strictly Confidential For Discussion Purposes Only Modelling Parameters

DRAFT
as of 27-Jun-2022
Strictly Confidential
For Discussion Purposes Only

Model Overview

Key Assumptions

- TD Securities relied on a financial model prepared by management [and approved for its use by the Special Committee], which is based on April 2022 Oyu Tolgoi Life of Mine Model prepared by management at Oyu Tolgoi LLC and includes reserves and resources from Open Pit and Oyu Tolgoi's four underground deposits – Hugo North Lift 1, Hugo North Lift 2, Hugo South and Heruga ("Resource Case")
- Model adjustments for near-term updates and upside opportunities were made to get to an "Adjusted Resource Case", including:
  - Capex reforecast, completed in Q2 2022
  - Ramp-up timing with acceleration of Panel 0
  - Open pit optimization initiative
  - Debottlenecking of mill throughput to 125ktpd
  - Mining of the Lift 1 high-grade underground pillars
  - Resequencing of deposits to move development of Hugo South forward in mine plan to begin production in 2037
- TD Securities also reviewed various other upside and downside sensitivities and scenarios, which are summarized on following slides

LOM Summary – Adjusted Resource Case

Reserve & Resource		
Total Cu Reserve	*mmt*	10.3
Total Au Reserve	*mmoz*	11.4
Total Cu Resource	*mmt*	16.6
Total Au Resource	*mmoz*	20.3
Resource Conversion[1]	%	53%
Production		
Mine Life	*years*	80
LOM Ore Mined	*mmt*	3,176
LOM Ore Processed	*mmt*	3,176
Throughput[2]	*tpd*	114,544
Peak Throughput[2]	*tpd*	125,000
Cu Grade	%	0.84%
Cu Recovery	%	87.6%
Cu Payability	%	96.3%
Payable Cu	*mmt*	22.9
Payable CuEq.	*mmt*	28.1
Avg. Payable CuEq.	*kt*	350.7
Au Grade	*g/t*	0.31
Au Recovery	%	72.4%
Au Payability	%	95.9%
Payable Au	*mmoz*	22.3
Avg. Payable Au	*koz*	278.5
Payable Ag	*mmoz*	143.7
Payable Mo	*kt*	58

Operating Costs		
Mining[3]	*US$/t mined*	$2.46
Milling	*US$/t milled*	$4.49
Infrastructure	*US$/t milled*	$2.26
Power	*US$/t milled*	$4.16
G&A	*US$/t milled*	$2.03
Total Operating Cost	*US$/t milled*	$16.94
TCs	*US$/dmt*	$96.96
RCs	*US$/lb*	$0.10
Freight / Transportation	*US$/wmt*	$67.34
Government Royalty	*US$/t CuEq. prod.*	$405.44
Penalties	*US$/dmt*	$2.74
Total Realization Costs	*US$/t CuEq. prod.*	$1,132.79
Cash Cost (Co-Product)[4]	*US$/lb CuEq.*	$1.43
AISC (Co-Product)[5]	*US$/lb CuEq.*	$1.87
Capital Costs		
Development		
Remaining UG ('22-'25)	*US$mm*	$1,976
Additional Dev. ('26+)	*US$mm*	$5,471
Open Pit	*US$mm*	n/a
Total Development	*US$mm*	$7,447
Sustaining		
Total Sustaining[6]	*US$mm*	$24,632
Total Sustaining / year	*US$mm*	$308
VAT	*US$mm*	$3,221
Closure	*US$mm*	$1,719

Source: Company management
Note: Project economics and metal equivalencies are based on selected price forecast.
Note: All figures shown on 100% ownership basis.
(1) Calculated as total resource tonnes divided by stated resource tonnes as at December 31, 2021.
(2) Shown for illustrative purposes; model forecasted on annual tonnes basis, but implicit assumption is peak throughput of 125ktpd.
(3) Blend of OP and UG mining costs over LOM.
(4) Excludes impact of 5% Government royalty.
(5) Includes sustaining capex and closure costs.
(6) Includes deferred stripping costs.

23

DRAFT Model Review | as of 27-Jun-2022 Strictly Confidential Throughput (by Deposit) For Discussion Purposes Only Resource Case 80,000 60,000 (kt) Throughput 40,000 20,000—2022 2025 2028 2031 2034 2037 2040 2043 2046 2049 2052 2055 2058 2061 2064 2067 2070 2073 2076 2079 2082 2085 2088 2091 2094 2097 2100 Open Pit Hugo North Lift 1 (UG) Hugo North Lift 2 (UG) Hugo South (UG) Heruga (UG) Adjusted Resource Case 1 Throughput capacity expanded to 125ktpd starting in 80,000 2030. 3% throughput increase between 2030 – 2036 3 Hugo South pulled forward to 2037 vs. 2052 from Open Pit ore. Max throughput of 125ktpd achieved from 2030 – 2080 4 Open Pit production deferred in place of higher grade UG production and 2 Additional tonnage from HNL1 pillars from 2037 – 2042 60,000 restarts once UG production schedules ramp down (kt) 3 2 Throughput 40,000 20,000 1 4—2022 2025 2028 2031 2034 2037 2040 2043 2046 2049 2052 2055 2058 2061 2064 2067 2070 2073 2076 2079 2082 2085 2088 2091 2094 2097 2100 Open Pit Hugo North Lift 1 (UG) Hugo North Lift 1 Pillars (UG) Hugo North Lift 2 (UG) Hugo South (UG) Heruga (UG) Source: Company management 24

DRAFT Model Review | as of 27-Jun-2022 Strictly Confidential Cu Production (by Deposit) For Discussion Purposes Only Resource Case 800 Production (Cu mmt) LOM Open Pit 2.6 / 12% LOM Hugo North Lift 1 (UG) 7.7 / 35% 600 LOM Hugo North Lift 2 (UG) 7.1 / 32% LOM Hugo South (UG) 2.6 / 11% (kt) 2.3 / 10% LOM Heruga (UG) Total 22.2 / 100% Production 400 Cu 200—2022 2025 2028 2031 2034 2037 2040 2043 2046 2049 2052 2055 2058 2061 2064 2067 2070 2073 2076 2079 2082 2085 2088 2091 2094 2097 2100 Open Pit Hugo North Lift 1 (UG) Hugo North Lift 2 (UG) Hugo South (UG) Heruga (UG) Adjusted Resource Case 1 OP optimization resulting in 14kt 2 Throughput capacity expanded to 125ktpd 3 Additional tonnage from HNL1 pillars from 2037 – 2042 Production 800 Cu being pulled from 2025 to starting in 2030. 3% throughput increase between (Cu mmt) 4 Hugo South pulled forward to 2037 vs. 2052 2024 2030 – 2036 from Open Pit ore. Max throughput 5 LOM Open Pit 2.6 / 11% of 125ktpd achieved from 2030 – 2080 Open Pit production deferred in place of higher grade UG production and restarts once UG production LOM Hugo North Lift 1 (UG) 7.7 / 34% 600 schedules ramp down LOM Hugo North Lift 1 Pillars (UG) 0.7 / 3% LOM Hugo North Lift 2 (UG) 7.1 / 31% (kt) 4 3 LOM Hugo South (UG) 2.6 / 11% LOM Heruga (UG) 2.3 / 10% 400 Production Total 22.9 / 100% Cu 200 1 2 5—2022 2025 2028 2031 2034 2037 2040 2043 2046 2049 2052 2055 2058 2061 2064 2067 2070 2073 2076 2079 2082 2085 2088 2091 2094 2097 2100 Open Pit Hugo North Lift 1 (UG) Hugo North Lift 1 Pillars (UG) Hugo North Lift 2 (UG) Hugo South (UG) Heruga (UG) Source: Company management 25

DRAFT Model Review | as of 27-Jun-2022 Strictly Confidential CuEq. Production (by Deposit) For Discussion Purposes Only Resource Case Production 800 (CuEq. mmt) LOM Open Pit 3.5 / 13% LOM Hugo North Lift 1 (UG) 8.8 / 32% 600 LOM Hugo North Lift 2 (UG) 8.5 / 31% (kt) LOM Hugo South (UG) 2.7 / 10% LOM Heruga (UG) 3.8 / 14% Total 27.3 / 100% Production 400 . CuEq 200—2022 2025 2028 2031 2034 2037 2040 2043 2046 2049 2052 2055 2058 2061 2064 2067 2070 2073 2076 2079 2082 2085 2088 2091 2094 2097 2100 Open Pit Hugo North Lift 1 (UG) Hugo North Lift 2 (UG) Hugo South (UG) Heruga (UG) Adjusted Resource Case 1 OP optimization resulting in 14kt 2 Throughput capacity expanded to 125ktpd 3 Additional tonnage from HNL1 pillars from 2037 – 2042 Production 800 Cu and 162koz Au being pulled starting in 2030. 3% throughput increase between (CuEq. mmt) 4 Hugo South pulled forward to 2037 vs. 2052 from 2025 to 2024 2030 – 2036 from Open Pit ore. Max throughput 5 LOM Open Pit 3.5 / 12% of 125ktpd achieved from 2030 – 2080 Open Pit production deferred in place of higher grade UG production and restarts once UG production LOM Hugo North Lift 1 (UG) 8.8 / 31% 600 schedules ramp down LOM Hugo North Lift 1 Pillars (UG) 0.8 / 3% 3 4 (kt) LOM Hugo North Lift 2 (UG) 8.5 / 30% 2.7 / 10% LOM Hugo South (UG) 400 LOM Heruga (UG) 3.8 / 14% Production Total 28.1 / 100% . CuEq 200 1 2 5—2022 2025 2028 2031 2034 2037 2040 2043 2046 2049 2052 2055 2058 2061 2064 2067 2070 2073 2076 2079 2082 2085 2088 2091 2094 2097 2100 Open Pit Hugo North Lift 1 (UG) Hugo North Lift 1 Pillars (UG) Hugo North Lift 2 (UG) Hugo South (UG) Heruga (UG) Source: Company management 26

DRAFT Model Review | as of 27-Jun-2022 Strictly Confidential Capex For Discussion Purposes Only Resource Case $1,750 LOM Avg. Total Sustaining Capex US$306mm US$24.5bn $1,400 Development Capex n/a US$7.3bn $1,050 $700 $350—2022 2025 2028 2031 2034 2037 2040 2043 2046 2049 2052 2055 2058 2061 2064 2067 2070 2073 2076 2079 2082 2085 2088 2091 2094 2097 2100 Sustaining Capex (excl. Hugo South and Heruga) Development Capex (excl. Hugo South and Heruga) Sustaining Capex—Hugo South Development Capex—Hugo South Development Capex—Heruga Sustaining Capex—Heruga Adjusted Resource Case $1,750 1 Hugo South pulled forward to 2037 assuming development capex of ~US$1.2bn is spent across 12 years starting 2032 LOM Avg. Total 2 Hugo South sustaining capex pulled forward in line with shift in production schedule timing Sustaining Capex US$308mm US$24.6bn $1,400 Development Capex n/a US$7.4bn $1,050 2 $700 1 $350—2022 2025 2028 2031 2034 2037 2040 2043 2046 2049 2052 2055 2058 2061 2064 2067 2070 2073 2076 2079 2082 2085 2088 2091 2094 2097 2100 (1) (1) Sustaining Capex (excl. Hugo South) Development Capex (excl. Hugo South) Sustaining Capex—Hugo South Development Capex—Hugo South Source: Company management Note: Values shown in US$mm. 27 (1) Includes Heruga capex.

DRAFT Model Review | as of 27-Jun-2022 Strictly Confidential Mine Level EBITDA & Free Cash Flow For Discussion Purposes Only Adjusted Resource Case | EBITDA (US$mm) $4,000 LOM Avg. Total US$1.5bn US$118.6bn $3,000 $2,000 $1,000—2022 2025 2028 2031 2034 2037 2040 2043 2046 2049 2052 2055 2058 2061 2064 2067 2070 2073 2076 2079 2082 2085 2088 2091 2094 2097 2100 Adjusted Resource Case | Unlevered Free Cash Flow and Capex (US$mm) $4,000 LOM Avg. FCF Total FCF Total Capex $3,000 US$822mm US$65.8bn US$35.3bn $2,000 $1,000—2032-2043: 2064-2078: Heruga Development ($1,000) 2056-2063: Hugo South (US$1,177mm) (US$2,413mm) Hugo North Panels 3-5 2022-2025: Remaining 2026-2037: Hugo North Lift 2 (US$84mm) ($2,000) UG Development Construction / Development 2022 (US$1,976mm) 2025 2028(US$2031 1,796mm) 2034 2037 2040 2043 2046 2049 2052 2055 2058 2061 2064 2067 2070 2073 2076 2079 2082 2085 2088 2091 2094 2097 2100 Unlevered FCF Development Capex Sustaining Capex Source: Company management Note: Shown on 100% basis. 28

DRAFT Model Review | as of 27-Jun-2022 Strictly Confidential NPV Bridge For Discussion Purposes Only NPV Bridge (Attributable Basis – 10% Discount Rate) Near-Term Updates Upside Opportunities Source: Company management Note: Values shown in US$mm on attributable basis at a 10% discount rate. 29 Note: Value date as at June 30, 2022.

Scenario Specific Sensitivity Analysis | Upsides

DRAFT
as of 27-Jun-2022
Strictly Confidential
For Discussion Purposes Only

- In addition to model adjustments reviewed in previous section, other upsides specific to OT have been reviewed but not included in the Adjusted Resource Case given level of uncertainty

Model Sensitivities

Upsides	Key Assumptions	Reference Source
Increased Hugo North Mining Rate	• Ability to accelerate Hugo North mining rate to 125ktpd	• SPP Case 8772
Increased Hugo North Mining Rate & Concentrator Expansion (170ktpd)	• Ability to accelerate Hugo North mining rate to 125ktpd • US$1bn of incremental capex to expand concentrator to 170ktpd • Hugo South & Heruga accelerated	• SPP Case 9.2
Draw Control Strategy	• Increased metal production from HNL1 in 2026 • 28kt Cu and 48koz Au	• 202205 Valuation Considerations_V2
Acceleration to Sustainable UG Production	• Acceleration of sustainable UG production to February 2023	• Management guidance
Pillar Grade Recoveries	• 70% of metal recovery in the Hugo North Lift 1 pillars	• Management guidance
Acceleration to Panels 1 & 2	• Acceleration to Panels 1 and 2 of 2 months due to shaft improvements	• Management guidance

Source: Company management

30

DRAFT Scenario Specific Sensitivity Analysis | as of 27-Jun-2022 Strictly Confidential Downsides For Discussion Purposes Only â–ª In addition to model adjustments reviewed in previous section, other downsides specific to OT have been reviewed but not included in the Adjusted Resource Case given level of uncertainty Model Sensitivities Downsides Key Assumptions Reference Source Delay to Panels 1 & 2 â–ª Delay to Panels 1 and 2 of 2 months due to shaft delays â–ª Management guidance Pillar Grade Recoveries â–ª 50% of metal recovery in the Hugo North Lift 1 pillars â–ª Management guidance Debottlenecking Capex â–ª US$350mm of incremental capex (additional crushing) required to reach 125ktpd â–ª Management guidance Block Caving Risk / Reduced â–ª Lower production throughput of 75ktpd in block cave â–ª [âš«] Production Interim Power Cost â–ª Escalation of Chinese power costs of 10% until OT joins Mongolian grid â–ª Management guidance Escalation Entrée Tax Arbitration â–ª Taxes are triggered by concluding the transfer of Entrée Licenses to OT LLC â–ª Management guidance Source: Company management 31

DRAFT Scenario Specific Sensitivity Analysis | as of 27-Jun-2022 Strictly Confidential Illustrative NPV Impact For Discussion Purposes Only Illustrative NPV Impact (Attributable Basis – 10% Discount Rate) At $4.00/lb and $4.50/lb LT Cu the illustrative NPV impact rises to $499mm and $545mm, respectively At $4.00/lb and $4.50/lb LT Cu the illustrative NPV impact rises to $505mm and $739mm, respectively $600 $452 $400 mm) $266 $ $200 (US $109 $91 $82 $77 Impact – ($50) NPV ($64) ($52) TBD ($106) ($76) ($200) Illustrative ($200) ($400) ($600) Increased Improved Draw Control Acc. to UG Acc. / Delay to Pillar Recovery Debottlenecking Interim Power Cost Entrée Tax Block Caving Risk / Hugo North Mining Productivity + Strategy Sustainable Prod. Panel 1 and 2 (+/- 10%) Capex Escalation (10%) Arbitration (3) Reducted Rate (1) Concentrator (Feb 2023) (2 months) (2022-2026) Production (4) Expansion (2) Upsides Downsides Source: Company management Note: Values shown in US$mm on attributable basis at a 10% discount rate. 32 Note: Value date as at June 30, 2022. (1) Illustrative analysis using 2016 SPP Cases as a proxy for NPV impact of an accelerated Hugo North production schedule. (2) Illustrative analysis using 2016 SPP Cases as a proxy for NPV impact of an accelerated underground production schedule and expanded concentrator. (3) Illustrative range based on full 100% economic interest of licenses as the tax basis (not the 20% not currently owned by OT) and whether Entrée stake is valued on reserve or resource basis. (4) Illustrative analysis using 2016 SPP Cases as a proxy for NPV impact of a reduced throughput scenario due to inherent block cave risk.

DRAFT as of 27-Jun-2022 Strictly Confidential General Sensitivity Analysis For Discussion Purposes Only Metal Price Sensitivity Analysis Sensitivity Analysis â–ª Numbers in table represent impact to NPV Oyu Tolgoi NPV Impact (US$mm) at various commodity prices and discount $6,000 $8,000 $10,000 $12,000 rates Discount Rate (+/- 2%) 12% ($1,752) 10% $2,431 8% LT Au Price (US$/oz) $1,400 $1,500 $1,600 $1,700 $1,800 (1) (1) $3.00 ($1,960) ($1,857) ($1,754) ($1,650) ($1,547) Copper Price (+/- 10%) $3.15 ($1,776) $3.50 $1,642 $3.85 Price /lb) $3.25 ($1,083) ($980) ($877) ($774) ($670) $ $3.50 ($206) ($103) – $103 $206 (2) (2) Cu (US Cu Production (+/- 10%) 21 ($1,776) 23 $1,642 25 LT $3.75 $653 $751 $848 $946 $1,044 $4.00 $1,485 $1,583 $1,681 $1,779 $1,877 Operating Costs (+/- 10%) $39,062 ($526) $35,511 $500 $31,960 Discount Rate 8% 9% 10% 11% 12% (3) (3) Gold Price (+/- 10%) $1,440 ($282) $1,600 $278 $1,760 $3.00 $160 ($877) ($1,754) ($2,501) ($3,145) c e lb) $3.25 $1,296 $117 ($877) ($1,722) ($2,449) (4) (4) Pri $ / $3.50 $2,431 $1,110 – ($943) ($1,752) Au Production (+/- 10%) 20 ($282) 22 $278 25 C u (US LT $3.75 $3,534 $2,074 $848 ($191) ($1,081) $4.00 $4,620 $3,021 $1,681 $547 ($424) Sustaining Capex (+/- 10%) $17,883 ($244) $16,257 $244 $14,631 (5) FX (+/- 10%) n/a ($236) $202 n/a Remaining Dev. Capex (+/- 10%) $5,406 ($173) $4,915 $173 $4,423 Total Mine NPV: $9,510mm Source: Company management (4) LOM average gold production (mmoz). Note: Values shown in US$mm on attributable basis at a 10% discount rate. (5) 20% of sustaining and development capital expenditures and 20% of operating costs (excluding 33 Note: Value date as at June 30, 2022. power costs) are exposed to movements in MNT. 100% of power costs until 2026 are exposed to (1) Long-term copper price +/- 10%. movements in CNY (USD denominated from 2027 onwards). (2) LOM copper production (mmt). (3) Long-term gold price +/- 10%.

DRAFT as of 27-Jun-2022 Strictly Confidential Opportunities Not Explicitly Quantified For Discussion Purposes Only Upside Opportunities â–ª Underground Mine Plan Optimization Additional opportunities may exist to optimize mine plan and deposit sequencing Potential opportunities include: faster underground ramp-up period, higher underground production rates, debottlenecking throughput beyond 125ktpd, additional lines to further increase mill throughput, higher achieved pillar resource recovery, and optimizing development of Heruga deposit once better explored / drilled Long life provides increased optionality â–ª Open Pit Grade Reconciliation Potential upside in open pit production given past positive grade reconciliation and history of performing to or above modeled grades â–ª Other Optimization Opportunities Potential for co-feed processing synergies in periods where underground outperforms plan and open-pit ore is also processed (e.g. arsenic content) Sustaining capex and opex optimization initiatives â–ª Use of Rail to Ship Concentrate May allow for improved efficiencies and contactless delivery, reducing costs and downtime caused by driver / fleet COVID-19 exposure Potential to access other ports and open-up Japanese and South Korean smelter markets â–ª Optimizing Draw Control Strategy Potential to add incremental production in Lift 1 not previously included in plan as a result of recovering more from lower in footprint â–ª Exploration Upside Potential to discover higher grade, shallow deposits at Oyu Tolgoi that could displace lower value material in current mine plan Early-stage exploration properties owned by Turquoise Hill outside of Oyu Tolgoi Less of a focus given existing long life â–ª Shareholder Loan Tax Benefits Have not explicitly included any benefit of shareholder loan tax structure Potential benefit may be offset due to risks pertaining to increased withholding tax rate and / or Pillar 2 global minimum tax (see next slide) Source: Company management 34

DRAFT as of 27-Jun-2022 Strictly Confidential Risks Not Explicitly Quantified For Discussion Purposes Only Downside Risks â–ª Block Cave Technical Risk Inherently risky mining method with uncertainty around ramp-up and production rates Caving failures have potential to cause development delays and production interruptions â–ª Concentrator Conversion Risk Timing risk on completion of Phase 2 concentrator to process combined ore from underground and open pit â–ª Foreign Country Risk Existing agreements / structure subject to change (e.g. shareholder loan, taxes, royalties, water license, power) Dependent on China for various supplies, equipment, power, and to export product Exposure to local currency â–ª Financing Risk Financing alternatives at OT and TRQ remain uncertain and could result in project delay â–ª Capital Cost Overruns and Delays With current market and geopolitical backdrop, cost escalation is a risk, and COVID-19 impacts have only been estimated / included to end of June 2022 Risk is offset by significant contingency included in estimates, and only a portion of remaining development capex is subject to escalation risk given existing contracts Known delays (Panels 1 and 2) offset by contingencies in timing estimates, but further delays could occur, and sequencing of construction milestones may make it difficult to make up for lost time Potential incremental capital spend required to debottleneck to 125ktpd Potential underestimation of capital for subsequent underground mines History of significant cost overruns and delays â–ª Power Costs and Timing of Connection to Mongolian National Grid Risk of increased power costs as part of ongoing negotiation of existing contracts Technical risks and potential for delay in switching to Mongolian National Grid â–ª Entrée Arbitration Risk Negotiating outstanding commercial terms on joint venture agreement with Entrée Potential negative tax consequences on transfer of licenses and general uncertainty regarding tax treatment of joint ventures within Mongolia â–ª Sourcing of Key Personnel and Labour Cost Escalation Challenges finding key skilled labour positions (e.g. master sinkers for shafts 3 / 4) could lead to development and production delays Escalation of labour costs driven by local inflation and change in labour laws (equal time rosters) â–ª Potential Changes to Tax Treatments If tax arbitration unsuccessful, possible knock-on effects to future withholding tax rates (e.g. increase in SHL interest withholding tax from 10% to 20%) If Pillar 2 is adopted, withholding tax subject to 15% global minimum tax rate; could also result in elimination of other tax benefits Source: Company management 35

DRAFT as of 27-Jun-2022 Strictly Confidential Outstanding Items For Discussion Purposes Only Outstanding Items Additional open pit optimization presentation Outstanding Confirmation of pillars production schedule Additional detail on draw control strategy Information from 75ktpd downside case on a resource basis Rio Tinto / TRQ Business improvement / cost saving initiatives register Development capex FX exposure Base case model adjustments Management Sensitivity parameters Model Sign-Off Synergies and integration costs Macro â–ª Ongoing monitoring to changing market conditions Assumptions 36

DRAFT as of 27-Jun-2022 Strictly Confidential For Discussion Purposes Only Value Conclusions

DRAFT as of 27-Jun-2022 Strictly Confidential Preliminary Indications of Value For Discussion Purposes Only Methodology Multiple Range Metric (Attrib.) Preliminary Indications of Value (C$/sh) $10 $20 $30 $40 $50 $60 $70 P / NAV 0.75x—1.15x US$9,351mm Market down since $39.41 $66.55 saction Rio Tinto Proposal n Value Future EBITDA: $39.10 $57.43 Future EV / EBITDA 3.0x—6.0x Tra US$1,696mm P / NAV 0.40x—0.70x US$9,351mm $17.82 $38.94 u e Analyst Target Price l Avg. Target Price: $20.00 $32.00 a V (Pre-Proposal) $29.21 ding 52-Week Trading Range $12.45 $26.91 r a T (Pre-Proposal) Post-Bid Trading $33.47 $38.58 Range Rio Unaffected Current: Proposal: Price: $25.68 $34.05 $34.00 Source: Capital IQ, Company management, public filings and research analysts Secondary methodology Note: Market data as at June 23, 2022. 38

DRAFT as of 27-Jun-2022 Strictly Confidential Share Price Sensitivity Analysis For Discussion Purposes Only Shareholder Loan Discount Rate (Nominal) P/NAV 0.75x 0.85x 0.95x 1.05x 1.15x nt 8% $39.59 $46.42 $53.28 $60.17 $67.08 9% $34.90 $41.08 $47.28 $53.51 $59.77 LT Cu Price: e t 10% $30.94 $36.56 $42.21 $47.88 $53.58 US$3.00/lb scou Ra i D 11% $27.55 $32.70 $37.88 $43.08 $48.30 12% $24.63 $29.38 $34.14 $38.93 $43.75 nt 8% $45.08 $52.64 $60.23 $67.85 $75.49 u 9% $39.70 $46.52 $53.37 $60.24 $67.13 LT Cu Price: t e 10% $35.17 $41.36 $47.57 $53.81 $60.08 a US$3.25/lb R Disco 11% $31.32 $36.97 $42.64 $48.35 $54.08 12% $28.00 $33.19 $38.41 $43.65 $48.92 nt 8% $50.56 $58.85 $67.17 $75.51 $83.88 9% $44.51 $51.96 $59.43 $66.94 $74.47 LT Cu Price: ou e t 10% $39.41 $46.15 $52.93 $59.72 $66.55 US$3.50/lb is c Ra 11% $35.08 $41.23 $47.40 $53.60 $59.82 D 12% $31.37 $37.00 $42.66 $48.34 $54.05 nt 8% $55.89 $64.87 $73.87 $82.90 $91.95 9% $49.16 $57.21 $65.28 $73.38 $81.50 LT Cu Price: ou 10% $43.51 $50.78 $58.07 $65.39 $72.73 US$3.75/lb Rate Disc 11% $38.72 $45.32 $51.95 $58.61 $65.29 12% $34.61 $40.65 $46.71 $52.80 $58.92 nt 8% $61.14 $70.81 $80.51 $90.24 $99.99 9% $53.74 $62.39 $71.08 $79.78 $88.52 LT Cu Price: ou 10% $47.53 $55.33 $63.16 $71.02 $78.90 US$4.00/lb Rate Disc 11% $42.28 $49.36 $56.46 $63.60 $70.75 12% $37.79 $44.25 $50.73 $57.25 $63.79 Source: Company management Note: Share prices shown in C$. 39 Note: Assumes nil tax dispute recovery at low end, full tax dispute recovery at high end and scaled in between. Note: Assumes Shareholder Loan discounted at 13% (nominal) at low end, 11% (nominal) at high end and scaled in between.

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